UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 20, 2013

CORECARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24807	22-2840367
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

111 N. 49TH ST., Philadelphia, PA	19139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 471-2358

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 :                      Other Events

On March 20, 2013, BNP Paribas signed a Letter of Understanding with Kirkbride Realty Corporation and its affiliates defining the terms acceptable to the parties to secure a refinancing of all or part of the existing BNP mortgage loan of $14,500,000.  If Kirkbride Realty Corporation is successful in meeting these terms and securing the financing in question it would resolve the current litigation pending in the United States District Court for the Eastern District of Pennsylvania against the Borrower and its affiliates; and litigation in Court of Common Pleas in Montgomery County, Pennsylvania against the Estate of Thomas T. Fleming (Guarantor).

On December 22, 2010 the Mortgageholder notified Kirkbride Realty Corporation that it had initiated legal action to foreclose on the property.  On March 20, 2012 the Guarantors of the Kirkbride Realty mortgage, CoreCare Systems, Inc., CoreCare Behavioral Health Management, Inc. and the Estate of Thomas T. Fleming were sued by the Mortgageholder under the terms of their Guaranty Agreement.  To satisfy this litigation and the foreclosure Kirkbride Realty Corporation must pay the Mortgageholder at least $7,500,000 by August 30, 2013 and restructure the remainder according to the terms in the Letter of Understanding.

The Mortgageholder has agreed to Subordinate $7,000,000 of the existing debt to a new first mortgage.  This Subordinate debt includes a $4,000,000 Fixed Rate Note which will accrue a 5% interest rate and $3,000,000 Capital Event Note which does not accrue interest and is paid upon certain triggering events.  The parties agreed to certain Mortgageholder oversight and restrictions appropriate for circumstances.

Management is optimistic that its refinancing efforts will be successful given the improving conditions in the capital markets.  The Corporate Office of CoreCare Systems, Inc is located at the Kirkbride Center Campus, 111 North 49th Street, Philadelphia, Pa.  19139.  The Corporate Office can be reached at 215-471-2358.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.                      Press Release dated April 2, 2013.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORECARE SYSTEMS, INC.

	By:	/s/ Rose S. DiOttavio
Date: April 2, 2013
Rose S. DiOttavio,
President & CEO